EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE
                        AS OF QUARTER ENDED JUNE 30, 1998



                                                 For the Three Months  Ended
                                              June 30, 1998        June 30, 1997
                                              -------------        -------------

Net income / (Loss)                              $318,054             $310,125

Weighted average shares outstanding             2,199,025            2,180,812

Earning / (Loss) per shares outstanding            $ 0.14                $0.14